PRICING TERM SHEET

NorthWestern Corporation Pricing Term Sheet $450,000,000 4.176% First Mortgage Bonds due 2044
Issuer:	NorthWestern Corporation d/b/a NorthWestern Energy
Ratings (Moody’s / S&P / Fitch)*:	A1 (stable) / A- (stable) / A (stable)
Pricing Date:	November 5, 2014
Settlement Date:	November 14, 2014 (T+6)
Security Type:	First Mortgage Bonds
Maturity Date:	November 15, 2044
Interest Payment Dates:	May 15 and November 15, beginning May 15, 2015
Principal Amount:	$450,000,000
Benchmark Treasury:	3.375% due May 15, 2044
Benchmark Price / Yield:	106-08+/ 3.051%
Spread to Benchmark:	+112.5 bps
Yield to Maturity:	4.176%
Coupon:	4.176%
Public Offering Price:	100.000%
Optional Redemption:	The notes may be redeemed (1) in whole or in part, at the Issuer’s option, at any time and from time to time prior to maturity at Treasury Rate + 20 bps and (2) in whole at the Issuer’s option, at any time on or after the date that is six months prior to maturity at par.
CUSIP / ISIN:	668074 AU1 / US668074AU17
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC
Co-Managers:	CIBC World Markets Corp. KeyBanc Capital Markets Inc. Mitsubishi UFJ Securities (USA), Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectuses from Credit Suisse Securities (USA) LLC at One Madison Avenue, New York, NY 10010-3629, Attn: Prospectus Department, by calling toll free 1-800-221-1037, or by e-mail at newyork.prospectus@credit-suisse.com, or from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, New York, New York 10038 Attention: Prospectus Department, or by emailing dg.prospectus_requests@baml.com.